Natus Appoints Drew Davies Executive Vice-President and CFO

PLEASANTON, Calif., September 17, 2018 - Natus Medical Incorporated (NASDAQ:BABY) today announced the appointment of Drew Davies as Executive Vice-President and Chief Financial Officer, effective October 1, 2018. Mr. Davies brings nearly 30 years of financial and operational expertise to Natus. Sharon Villaverde, who has served as Interim CFO since July 11, 2018, will continue in her role as Vice President of Finance.

“We are pleased to add a leader of Drew’s caliber to the Natus team,” said Jonathan Kennedy, President and Chief Executive Officer of Natus. “Drew brings a wealth of experience in financial and operational management across the technology industry, where innovation, cost management and constant change are critical to success. I am confident that Drew will complement the strengths of Natus’ executive team and play a key role as we progress forward.”

"I am excited to join Natus during a transformative time in the Company's history," said Mr. Davies. "Natus has a demonstrated track record of growth and earnings expansion and I look forward to working with Jonathan and the rest of the management team to drive further success.”

“On behalf of everyone at Natus, I would also like to thank Sharon for serving as the Company’s Interim CFO for the past 2 months,” Mr. Kennedy continued. “We are grateful that Sharon assumed this role at such an important time, and we look forward to continuing to benefit from her expertise.”

About Drew Davies

He most recently served as Executive Vice-President and Chief Financial Officer of Extreme Networks. Prior to that he served as Vice-President and Corporate Controller at Marvell Semiconductor Inc. and previously served in senior level financial positions at several leading semiconductor companies. He holds a Master of Business Administration from Santa Clara University and a Bachelor of Science, Business Accounting degree from the University of Idaho.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, neurosurgery, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Contacts

Natus Medical Incorporated
Jonathan A. Kennedy
President and Chief Executive Officer
(925) 223-6700
InvestorRelations@Natus.com